     As Filed with the Securities and Exchange Commission on June 23, 1995
                                                      Registration No. 33------
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                    -------------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                    -------------------------------------

                               MAGNA GROUP, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
            DELAWARE                                            37-0996453
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)
                                 ONE MAGNA PLACE
                         1401 SOUTH BRENTWOOD BOULEVARD
                         ST. LOUIS, MISSOURI  63144-1401
                                  (314) 963-2500
               (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                  G. THOMAS ANDES
                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   ONE MAGNA PLACE
                           1401 SOUTH BRENTWOOD BOULEVARD
                           ST. LOUIS, MISSOURI  63144-1401
                                    (314) 963-2500
            (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                 --------------------------------------------

                       Copies of all correspondence to:

  GERARD K. SANDWEG, JR., ESQ.                      JOHN D. HARKINS, ESQ.
      THOMPSON & MITCHELL                              MAGNA GROUP, INC.
     ONE MERCANTILE CENTER                              ONE MAGNA PLACE
   ST. LOUIS, MISSOURI 63101                        1401 S. BRENTWOOD BLVD.
         (314) 231-7676                         ST. LOUIS, MISSOURI 63144-1401
                                                          (314) 963-2500

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    Title of each class of                                                             Proposed
      securities to be          Amount to be           Proposed maximum           maximum aggregate         Amount of registration
         registered              registered       offering price per share<F2>    offering price<F2>                  fee
- ------------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
    $2.00 par value<F1>        72,726 shares               $21.82                     $1,586,881                    $548.00
====================================================================================================================================

<F1>  Includes one attached Preferred Share Purchase Right per share.

<F2>  Estimated solely for purposes of calculating the amount of the registration fee pursuant to
      Rule 457(c), based upon the average of the high and low prices of Magna Common Stock, $2.00 par value, reported on the Nasdaq National Market on June 16, 1995.

             ----------------------------------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS

                                 72,726 SHARES


                              MAGNA GROUP, INC.

                                 COMMON STOCK

                      -------------------------------

   This Prospectus relates to 72,726 shares (the "Shares") of Common Stock, par value $2.00 per share (the "Common Stock"), of Magna Group, Inc., a Delaware corporation (the "Company"), which are held by former stockholders (collectively, the "Selling Stockholders") of MGI Group, Inc. and InBank Group, Inc., two affiliated Missouri corporations (MGI Group, Inc. and InBank Group, Inc. are hereinafter collectively referred to as the "Acquired Companies"). See "Selling Stockholders."

   The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts, if any, paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents. See "Plan of Distribution."

   The Selling Stockholders have advised the Company that they intend to utilize Merrill Lynch, Pierce Fenner & Smith, a market maker ("Merrill Lynch"), to sell the Shares as soon as practicable after the effectiveness of the Registration Statement on the Nasdaq National Market at the market prices then prevailing. The Selling Stockholders and Merrill Lynch may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts, if any, and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

   The Common Stock is traded on the Nasdaq National Market under the symbol "MAGI." The last reported sale price of the Common Stock as reported on the Nasdaq National Market on June 22, 1995 was $22.25 per share.

                   ---------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ---------------------------------

              The date of this Prospectus is ------, 1995.

                              AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   A Registration Statement under the Securities Act of 1933, as amended, has been filed with the Commission with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (c) The description of Common Stock set in the Company's Registration Statement on Form S-1 (File No. 2-96545) filed on March 20, 1985, including any amendment or report filed for the purpose of updating such description; and

     (d) The description of Magna's Preferred Share Purchase Rights set forth in Item 1 of Magna's Registration Statement on Form 8-A, filed November 11, 1988.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this offering, and all amendments or supplements filed with respect to the documents listed above, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Copies of all documents incorporated by reference into this Prospectus, other than exhibits to such documents (unless the exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request by such person to Gary D. Hemmer, Executive Vice President, Administration, Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401, telephone: (314) 963-2500.

   No person has been authorized in connection with this offering to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  THE COMPANY

   The Company was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended. The Company currently owns, directly or indirectly, all of the capital stock of two banks which operate from more than 100 community banking locations serving Missouri and Illinois.

   The Company primarily serves consumers and small-to-midsized businesses in its markets as a "super community bank," a company whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship. As of March 31, 1995, the Company reported, on a consolidated basis, total assets of $4.6 billion, deposits of $3.8 billion, loans of $3.0 billion and stockholders' equity of $394 million. The Company had 27,643,817 shares of its Common Stock issued and outstanding as of March 31, 1995.

   The Company's principal executive offices are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144-1401 and its telephone number is (314) 963-2500.

                              SELLING STOCKHOLDERS

   The shares of Common Stock offered by this Prospectus were acquired by the Selling Stockholders upon the acquisition by the Company of the Acquired Companies on December 15, 1993. Based on 27,643,817 shares of Common Stock outstanding on March 31, 1995, the Selling Stockholders owned 74,526 shares, or 0.27%, of the outstanding Common Stock, 72,726 shares of which are offered hereby.

   The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by the Selling Stockholders.

Name of Selling Stockholder                     Number of Shares          Amount Offered Hereby
- ---------------------------                     ----------------          ---------------------
Roy W. Fischer, Jr. and
    Constance L. Fischer                              68,279                     68,279

                                    - 3 -

Kimberly S. Landry                                     1,000                        500
Lorraine F. Spahr, Trustee of the
    Lorraine F. Spahr Revocable
    Trust, U/A dated August 19, 1993                   4,647                      3,647
Cynthia L. Didriksen                                     300                        200
Linda K. Kunkle                                          300                        100

   Lorraine F. Spahr currently serves as President and the sole director of each of the Acquired Companies while Cynthia L. Didriksen and Linda K. Kunkle continue to serve in the same capacities as they did prior to the acquisition of the Acquired Companies by the Company. Each of Roy W. Fischer, Jr., Constance L. Fischer and Kimberly S. Landry is not currently employed by either the Company or the Acquired Companies.

   The following table sets forth the positions occupied by each Selling Stockholder with the Acquired Companies as of June 22, 1995.

Selling Stockholders          MGI Group, Inc.                           InBank Group, Inc.
- --------------------          ---------------                           ------------------
Lorraine F. Spahr             President and Director                    President and Director
Cynthia L. Didriksen          Vice President and Controller             Vice President and Controller
Linda K. Kunkle               Vice President of Subsidiary              Vice President of Subsidiary


                             PLAN OF DISTRIBUTION

   The Shares offered hereby are being sold by the Selling Stockholders acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

   The Shares are currently held in the Selling Stockholders' individual accounts at Kemper Clearing Corp., a registered broker/dealer ("Kemper"). Upon registration of the Shares, Merrill Lynch, a market maker in the Company's Common Stock, will sell the Shares as agent for the accounts of the Selling Stockholders. Merrill Lynch has agreed to sell the Shares as soon as practicable on the Nasdaq National Market at market prices prevailing at the time of the sale.

   Merrill Lynch will not charge a commission for selling the Shares. The Selling Stockholders, however, will pay any other expenses incurred in connection with the execution of the trades.

   The Company is bearing all of the costs relating to the registration of the Shares. Any fees payable Merrill Lynch in connection with the sale of any of the Shares will be borne by the Selling Stockholders. Any commissions paid or any discounts or concessions allowed to Merrill Lynch may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

   The legality of the shares of Common Stock offered hereby will be passed upon for Magna by Thompson & Mitchell, St. Louis, Missouri. Certain lawyers of the firm as of April 30, 1995 beneficially owned an aggregate of approximately 40,523 shares of Common Stock.

                                    EXPERTS

   The consolidated financial statements of Magna Group, Inc. incorporated by reference in Magna Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the shares registered hereby<F*>:

    SEC registration fee                  $  548.00
    Accounting fees and expenses           2,000.00
    Legal fees and expenses                1,500.00
    Miscellaneous expenses                 1,452.00

      Total                               $5,500.00

- ----------------------

<F*> The Selling Stockholders will pay any sales commissions incurred in connection with the sale of the Shares registered hereunder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    Article 12 of the Company's Certificate of Incorporation provides for the elimination of personal liability of directors of the Company to the Company and its stockholders for monetary damages arising from certain breaches of directors' duty of care. In addition, Article 12 provides for the indemnification of persons who are or were directors, officers, employees and agents of the Company or who are or were serving at the request of the Company in a similar capacity with another enterprise or entity to the fullest extent authorized by the Delaware General Corporation Law. Article 12 also authorizes the Company to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not the Company would have the power to indemnify such expense, liability or loss under the Delaware General Corporation Law.

    The Company maintains a liability insurance policy which indemnifies directors, officers, employees and agents of the Company. As part of its acquisition of Landmark Bancshares Corporation ("Landmark") in 1991, the Company assumed Landmark's obligations under indemnification agreements with Landmark's directors (including certain directors who are currently directors of the Company) and obligations under an employment agreement between Landmark and S. Lee Kling (also a current director of the Company).

ITEM 16.  EXHIBITS

    See Exhibit Index.


ITEM 17.  UNDERTAKINGS

    (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect
              to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, County of St. Louis, State of Missouri, on June 21, 1995.

                                         MAGNA GROUP, INC.


                                         By  /s/ G. Thomas Andes
                                           -------------------------------
                                           G. Thomas Andes
                                           Chairman of the Board and
                                           Chief Executive Officer


                         POWER OF ATTORNEY

    We, the undersigned officers and directors of Magna Group, Inc., hereby severally and individually constitute and appoint G. Thomas Andes and Carolyn B. Ryseff, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                            Title                       Date
           ---------                            -----                       ----

 /s/ G. Thomas Andes                    Chairman of the Board,          June 21, 1995
- -------------------------------------   Chief Executive
G. Thomas Andes                         Officer and Director
Principal Executive Officer


 /s/ Luckett G. Maynard                 Executive Vice President and    June 21, 1995
- -------------------------------------   Chief Financial Officer
Luckett G. Maynard
Principal Financial Officer--
Principal Accounting Officer


 /s/ James A. Auffenberg, Jr.           Director                        June 21, 1995
- -------------------------------------
James A. Auffenberg, Jr.


 /s/ William E. Cribbin                 Director                        June 21, 1995
- -------------------------------------
William E. Cribbin


                                    II-4

 /s/ Wayne T. Ewing                     Director                        June 21, 1995
- -------------------------------------
Wayne T. Ewing


 /s/ Donald P. Gallop                   Director                        June 21, 1995
- -------------------------------------
Donald P. Gallop


 /s/ C.E. Heiligenstein                 Director                        June 21, 1995
- -------------------------------------
C.E. Heiligenstein


 /s/ Carl G. Hogan, Sr.                 Director                        June 21, 1995
- -------------------------------------
Carl G. Hogan, Sr.


 /s/ Franklin A. Jacobs                 Director                        June 21, 1995
- -------------------------------------
Franklin A. Jacobs


                                        Director                        June __, 1995
- -------------------------------------
Wendell J. Kelley


                                        Director                        June __, 1995
- -------------------------------------
S. Lee Kling


 /s/ Ralph F. Korte                     Director                        June 21, 1995
- -------------------------------------
Ralph F. Korte


 /s/ Robert E. McGlynn                  Director                        June 21, 1995
- -------------------------------------
Robert E. McGlynn


 /s/ Frank R. Trulaske, III             Director                        June 21, 1995
- -------------------------------------
Frank R. Trulaske, III


 /s/ Dr. George T. Wilkins, Jr.     Director                            June 21, 1995
- --------------------------------
Dr. George T. Wilkins, Jr.

                                     MAGNA GROUP, INC.

                                       EXHIBIT INDEX

Exhibit
Number                                  Description
- -------                                 -----------
  4.1                Form of Indenture, including form of Note, between the
                     Company and Mark Twain Bank, as trustee, dated
                     August 1, 1987 for the 7% Convertible Subordinated
                     Capital Notes Due 1999 (filed as Exhibit 1 to the
                     Company's Registration Statement on Form 8-A dated
                     June 15, 1988 (File No. 0-8234) and incorporated
                     herein by reference).

  4.2                Indenture (File No. 0-8234) dated as of November 1,
                     1986 between Landmark and Centerre Trust Company of
                     St. Louis, regarding the issuance of $17,250,000 principal amount of Landmark's 8-3/4% Convertible
                     Subordinated Debentures due November 1, 1998 (filed as
                     Exhibit 4(c) to Landmark's Annual Report on Form 10-K for the year ended December 31, 1986 (File No. 1-8810) and incorporated herein by reference).

  4.3 First Supplemental Indenture dated December 20, 1991 among the Company, Magna Acquisition Corporation and
                     Boatmen's National Bank of St. Louis as successor to
                     Centerre Trust Company of St. Louis, Trustee, assuming the obligations of Landmark under the Indenture dated
                     November 1, 1986 (filed as Exhibit 4.2 to the
                     Company's Current Report on Form 8-K dated
                     December 20, 1991 (File No. 0-8234) and incorporated herein by reference).

  4.4 Rights Agreement, including form of Right Certificate, dated as of November 11, 1988 between the Company and Magna Trust Company, Trustee (filed as Exhibits 1 and
                     2 to the Company's Registration Statement on Form 8-A dated November 11, 1988 (File No. 0-8234) and incorporated herein by reference).

  5.1 Opinion of Thompson & Mitchell as to the legality of the securities being registered.

 23.1 Consent of Ernst & Young LLP with regard to the use of its report on the Company's financial statements.

 23.2                Consent of Thompson & Mitchell (included in Exhibit 5.1)

 24.1                Power of Attorney (included on signature page hereto)